EXHIBIT 99.1

INVESTOR RELATIONS UPDATE

October 3, 2012

General Comments

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2012 Capacity Guidance - 2012 total system capacity is expected to be up approximately two percent vs. 2011 primarily due to higher completion factor and larger gauge A321 aircraft replacing smaller gauge legacy 737 aircraft. Domestic capacity is expected to be up approximately two percent and international up approximately one percent.

•	Cash - As of June 30, 2012, the Company had $2.91 billion in total cash and cash equivalents, of which $393 million was restricted.

The Company expects to end the third quarter with approximately $2.75 billion in total cash and cash equivalents, of which approximately $350 million is restricted.

•

Fuel - For the third quarter 2012, the Company anticipates paying an average of between $3.05 and $3.10 per gallon of mainline jet fuel (including taxes). Forecasted volume and fuel prices are provided in the table below.

•

Profit Sharing / CASM - Profit sharing equals approximately 10% of pre-tax earnings excluding special items up to a 10% pre-tax margin and 15% above the 10% margin. Profit sharing is excluded in the CASM guidance given below.

•

Cargo / Other Revenue - Includes cargo revenue, ticket change fees, excess/overweight baggage fees, first and second bag fees, contract services, simulator rental, airport clubs, and inflight service revenues.

•

Taxes / NOL - As of December 31, 2011, net operating losses (NOL) available for use by the Company are approximately $1.9 billion, all of which are expected to be available for use in 2012. The Company’s net deferred tax asset, which includes the NOL, is subject to a full valuation allowance. As of December 31, 2011, the valuation allowances associated with federal and state NOL approximate $347 million and $61 million, respectively. In accordance with generally accepted accounting principles, future utilization of the NOL will result in a corresponding decrease in the valuation allowance and should offset the Company’s tax provision dollar for dollar.

To the extent profitable for the full year 2012, the Company will use NOL to reduce its federal and state taxable income. The Company also may be obligated to record and pay state income tax related to certain states where NOL may be limited or not available to be used. When profitable the Company is ordinarily subject to AMT. However as the result of a special tax election made in 2009, the Company expects to be able to utilize AMT NOL to offset AMT taxable income, if any in 2012.

For the quarter and six months ended June 30, 2012, the Company did not record federal income tax expense and recorded a nominal amount of state income tax expense.

•

Slot Transaction Special Item - In December 2011, the Company closed its agreement with Delta Air Lines, Inc. (Delta) to transfer certain takeoff and landing rights at New York’s LaGuardia and Washington D.C.’s Reagan National airports. Under the agreement, Delta received 132 slot pairs at LaGuardia from US Airways and US Airways received from Delta 42 slot pairs at Reagan National. In addition, the Company received the rights to operate additional daily service to Sao Paulo, Brazil in 2015 and a cash payment of $66.5 million. To allow other airlines who purchased divested slots from Delta to establish competitive service, the DOT prohibited US Airways and Delta from operating any of the newly acquired slots until March 2012 and from operating more than 50 percent of the total number of slots between March and July 2012.

The transaction resulted in a gain which was initially projected as $147 million and was fully deferred as of December 31, 2011 due to the DOT operating restrictions. The gain on the transaction was recognized as the DOT restrictions lapsed in 2012. The Company recognized $73 million of the gain in the first quarter of 2012 and the remaining gain, which approximated $69 million, in the third quarter of 2012. The third quarter 2012 gain is less than originally projected due to higher than anticipated facility and relocation costs incurred during the quarter. The gain is classified as a special item/credit.

Please refer to the footnotes and the forward looking statements page of this document for additional information

MAINLINE UPDATE

October 3, 2012

Mainline Comments

•	Mainline data includes US Airways operated flights and all operating expenses are for mainline operated flights only. Please refer to the following page for information pertaining to Express.

•

Third quarter mainline CASM excluding fuel, special items and profit sharing was reduced by 3 points from previous guidance while the fourth quarter increased approximately two points. This change is partially due to higher than expected completion factor in 3Q, and a shift in the timing of required aircraft maintenance and other expenses from the third quarter to the fourth.

Mainline Guidance	1Q12A	2Q12A	3Q12E	4Q12E	FY12E
Available Seat Miles (ASMs) (bil)	17.7	19.4	~19.6	~17.5	~74.2
CASM ex fuel, special items and profit sharing (YOY % change)[1]	8.71	8.25	0% to -2%	+3% to +5%	0% to +2%
Cargo Revenues ($ mil)	40	39	~35	~40	~155
Other Revenues	345	353	~330	~325	~1,355
Percent Hedged	-	-	-	-	-
Average Fuel Price (incl. taxes) ($/gal) (as of 10/01/2012)	3.26	3.17	3.05 to 3.10	3.25 to 3.30	3.17 to 3.22
Fuel Gallons Consumed (mil)	264	286	~292	~262	~1,104
Interest Income ($ mil)	-	-	~(0.5)	~(0.5)	~(1)
Interest Expense ($ mil)	82	85	~89	~86	~342
Other Non-Operating (Income)/Expense ex special items ($ mil)[2]	2	10	~1	~0	~13

Cash Flow/Capital Update ($ mil) Inflow/(Outflow)	1Q12A	2Q12A	3Q12E	4Q12E	FY12E
Cash Capex (non-aircraft)	(40)	(33)	~(42)	~(55)	~(170)
Net new aircraft Capex and PDPs	(47)	(45)	~(16)	~(30)	~(138)
Net Other Cash Flow Adjustments[3]	(87)	33	~(80)	~(99)	~(233)

Notes:

1. CASM ex fuel, special items and profit sharing is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document

2. Other Non-Operating (Income)/Expense ex special items includes primarily gains and losses from foreign currency and the disposition of assets

3. Debt principal repayment, aircraft refinancing, non-cash bond discount amortization/interest deferrals (included in interest expense), and other non-cash items

Please refer to the footnotes and the forward looking statements page of this document for additional information

EXPRESS UPDATE

October 3, 2012

Express Comments

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US Airways Express is a network of eight regional airlines (2 wholly owned) operating under code share and service agreements with US Airways. All operating expenses (including purchase agreements) associated with US Airways Express are included within the Express Non-Fuel Operating Expense line item on our income statement.

Express Guidance
	1Q12A	2Q12A	3Q12E	4Q12E	FY12E
Available Seat Miles (ASMs) (bil)	3.43	3.65	~3.64	~3.50	~14.22
CASM ex fuel and special items (YOY % change) [1]	15.33	14.19	-3% to -5%	-1% to -3%	0% to -2%
Average Fuel Price (incl taxes) ($/gal)	3.29	3.20	3.06 to 3.11	3.28 to 3.33	3.20 to 3.25
Fuel Gallons Consumed (mil)	84	88	~89	~85	~346

Express Carriers
Air Wisconsin Airlines Corporation	PSA Airlines, Inc.[2]
Chautauqua Airlines, Inc.	Republic Airline, Inc.
Mesa Airlines, Inc.[3]	SkyWest Airlines, Inc.
Piedmont Airlines, Inc. [2]	Trans States Airlines, Inc.[4]

Notes:

1. CASM ex fuel expense and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.

2. Wholly owned subsidiary of US Airways Group, Inc.

3. Subsidiary of Mesa Air Group, Inc.

4. Pro-rate agreement.

Please refer to the footnotes and the forward looking statements page of this document for additional information

FLEET UPDATE

October 3, 2012

Fleet Comments

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The Company expects to take delivery of 12 A321 aircraft in 2012, of which 6 have already been delivered. These 12 aircraft will be used to replace legacy Boeing 737 aircraft, including retiring the 737-300 fleet. The Company has financing commitments secured for these aircraft.

•

The Company recently reached an agreement to acquire five Embraer 190 aircraft from Republic Airlines. These aircraft would replace certain regional aircraft and not result in incremental fleet growth. The first 2 of these aircraft are presently scheduled to go in service in the fourth quarter, with the final deliveries expected in early 2013.

Mainline Fleet Update (End of Period)						Express Fleet Update (End of Period)
	YE11A	1Q12A	2Q12A	3Q12A	4Q12E
Mainline							YE11A	1Q12A	2Q12A	3Q12A	4Q12E
EMB-190	15	15	15	15	17
737-300	7	7	7	5	0	Express
737-400	40	40	39	34	32	DH8	50	47	47	44	44
A319	93	93	93	93	93	CRJ-200	114	122	122	119	119
A320	72	72	72	72	72	CRJ-700	14	14	14	14	14
A321	63	63	63	69	75	CRJ-900	38	38	38	38	38
A330	16	16	16	16	16	EMB-170	20	20	20	20	20
B757	24	24	24	24	24	ERJ-145	9	9	9	9	9
B767	10	10	10	10	10	EMB-175	38	38	38	38	38

Total	340	340	339	338	339	Total	283	288	288	282	282

Please refer to the footnotes and the forward looking statements page of this document for additional information

SHARES OUTSTANDING

October 3, 2012

•

The estimated weighted average shares outstanding for the remainder of the year are listed below. The interest addback to net income for purposes of computing diluted earnings per share is net of the related effect of profit sharing.

Shares Outstanding ($ and shares mil)[1]	Basic	Diluted	Interest Addback

For Q3 2012
Earnings above $70 million	162.4	204.7	$8
Earnings between $35 million and $70 million	162.4	204.5	$8
Earnings up to $35 million	162.4	166.8	—
Net Loss	162.4	162.4	—

For Q4 2012
Earnings above $70 million	162.5	205.0	$8
Earnings between $37 million and $70 million	162.5	204.8	$8
Earnings up to $37 million	162.5	167.0	—
Net Loss	162.5	162.5	—

For FY 2012 (Average)
Earnings above $279 million	162.3	203.9	$32
Earnings between $137 million to $279 million	162.3	203.7	$31
Earnings up to $137 million	162.3	166.0	—
Net loss	162.3	162.3	—

Notes:	1.	Shares outstanding are based upon several estimates and assumptions, including average per share stock price, stock options, stock appreciation rights, restricted stock unit award activity, and conversion of outstanding senior convertible notes. The number of shares in the actual calculation of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP RECONCILIATION

October 3, 2012

Reconciliation of GAAP to Non-GAAP Financial Information

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items and profit sharing, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel, special items & profit sharing and Express CASM excluding fuel and special items is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	GAAP to Non-GAAP Reconciliation ($ mil except ASM and CASM data)
	1Q12	2Q12	3Q12 Range		4Q12 Range		FY12 Range
	Actual	Actual	Low	High	Low	High	Low	High
Mainline
Mainline operating expenses*	$2,405	$2,547	$2,439	$2,486	$2,381	$2,424	$9,738	$9,890
Less mainline fuel	859	906	891	905	852	865	3,507	3,535
Less special items	3	9	—	—	—	—	12	12
Less profit sharing	—	33	—	—	—	—	33	33

Mainline operating expense excluding fuel, special items and profit sharing	1,543	1,599	1,549	1,580	1,529	1,559	6,186	6,310
Mainline CASM (cts)	13.57	13.14	12.45	12.68	13.61	13.85	13.12	13.33
Mainline CASM excluding fuel, special items and profit sharing (Non-GAAP) (cts)	8.71	8.25	7.90	8.06	8.74	8.91	8.35	8.52
Mainline ASMs (bil)	17.7	19.4	19.6	19.6	17.5	17.5	74.2	74.2
Express
Express operating expenses	$802	$803	$778	$793	$786	$801	$3,160	$3,210
Less express fuel expense	277	282	272	277	279	283	1,110	1,119
Less special items	—	3	—	—	—	—	3	3

Express operating expenses excluding fuel and special items	525	518	506	516	507	518	2,047	2,092
Express CASM (cts)	23.39	22.01	21.38	21.79	22.46	22.88	22.22	22.58
Express CASM excluding fuel and special items (Non-GAAP) (cts)	15.33	14.19	13.89	14.19	14.49	14.79	14.41	14.71
Express ASMs (bil)	3.43	3.65	3.64	3.64	3.50	3.50	14.22	14.22
Other Non-Operating (Income)/Expense
Reported other non-operating (income)/expense	$(71)	$13	$(68)	$(68)	$—	$—	$(126)	$(126)
Less special items	$(73)	$3	$(69)	$(69)	$—	$—	$(139)	$(139)

Other non-operating (income)/expense excluding special items	$2	$10	$1	$1	$—	$—	$13	$13

Note: Amounts may not recalculate due to rounding.

*Forecasted mainline operating expenses exclude profit sharing.

Please refer to the footnotes and the forward looking statements page of this document for additional information

FORWARD LOOKING STATEMENTS

October 3, 2012

FORWARD-LOOKING STATEMENTS

Certain of the statements contained or referred to herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue” and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of the Company. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand, booking practices and related revenues; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of industry consolidation; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the Company’s high level of fixed obligations and ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may affect the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; the inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports or focus city; regulatory changes affecting the allocation of slots; the Company’s reliance on third-party regional operators or third-party service providers; the Company’s reliance on and costs, rights and functionality of third-party distribution channels, including those provided by global distribution systems, conventional travel agents and online travel agents; changes in government regulation; the impact of changes to the Company’s business model the loss of key personnel or inability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; the Company’s ability to operate and grow its route network; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure or disruption of, or delay in, these technologies or systems; costs of ongoing data security compliance requirements and the impact of any significant data security breach; the impact of any accident involving the Company’s aircraft or the aircraft of its regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the Company’s ability to operate profitably out of Philadelphia International Airport; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; the Company’s ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in the Company’s reports to and filings with the Securities and Exchange Commission (“SEC”). There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended June 30, 2012 and in the Company’s other filings with the SEC, which are available at www.usairways.com.

Please refer to the footnotes and the forward looking statements page of this document for additional information